Exhibit 10.35

Non-Management Director Cruise Policy	Chairman & Chief Executive Officer

1.    Policy Detail

1.1	Scope

This policy applies to all non-management members of the Board of Directors (“Non-Management Directors”) of Royal Caribbean Cruises Ltd. (the “Company”) and governs the cruising privileges offered by the Company to such Non-Management Directors.

1.2	Purpose

In order to increase knowledge and understanding of the business, the Company encourages its Non-Management Directors to experience the Company’s product. This policy is intended to encourage and administer this objective.

2.    Complimentary Cruises

2.1	Generally

Except as set forth in Section 2.5 below, each Non-Management Director is entitled to two Annual Covered Cruises per calendar year. Stateroom category will be based on availability and demand and assigned by the Company’s revenue management department.

2.2	Immediate Family Traveling with Non-Management Director

If, on any Annual Covered Cruise, the Non-Management Director is accompanied by Immediate Family Members traveling in a separate stateroom(s) from the Non-Management Director, the Company will provide one Second Stateroom for the accompanying Immediate Family Members.

Additional staterooms in excess of the Second Stateroom required for other Immediate Family Members traveling on the Annual Covered Cruise may be eligible for a discount off available fares as set forth in Section 3 hereof.

2.3	Responsibility for Other Costs Associated with the Complimentary Cruise

The Non-Management Director will be responsible for all taxes, fees and gratuities associated with an Annual Covered Cruise and any Second Stateroom as well as the cost of airfare, ground transfers, and any other charges incurred onboard the ship.

2.4	Upgrade of Stateroom Category

Subject to availability, a Non-Management Director may upgrade the category for any complimentary stateroom provided pursuant to Section 2.1 and/or Section 2.2 by paying the difference between the lowest available fare for the higher category stateroom and the lowest available fare for the offered category of stateroom.

2.5	Celebrity Xpedition/Special Situations

Given the limited capacity of the Celebrity Xpedition, the Company reserves the right to require a Non-Management Director taking an Annual Covered Cruise on the Celebrity Xpedition to pay some portion of the cruise ticket fare. In addition, in other special situations where the value or availability of the cruise is unusual, the Company may require a Non-Management Director to pay some portion of the cruise ticket fare or a supplementary per diem charge. In each such case, the amount payable shall be determined from time to time in the discretion of the Chairman and Chief Executive Officer.

3.    Available Discounts

Guests (including Immediate Family Members) traveling with a Non-Management Director on an Annual Covered Cruise may book up to 5 staterooms (not including the Non-Management Director’s stateroom and the Second Stateroom) at 15% off the lowest available fare in the stateroom category booked, plus applicable taxes, fees and gratuities. This discount shall not apply with respect to sailings on the Celebrity Xpedition or in other special situations.

4.    Definitions

For purposes of this policy, the following terms shall have the following meanings:

“Annual Covered Cruise” means a complimentary confirmed cruise provided pursuant to this policy to a Non-Management Director and any guests traveling with such Non-Management Director in his or her stateroom.

“Immediate Family Member” means a Non-Management Director’s spouse, children, grandchildren or parents.

“Second Stateroom” means one complimentary confirmed stateroom for use by Immediate Family Members of the Non-Management Director and any other guests traveling in such stateroom.

5.    Policy Administration & Governance

This policy will be managed by the following roles, responsibilities and span of control:

Revenue Management Department
The applicable Revenue Management Department is responsible for assigning staterooms for Board Member cruise requests in accordance with this policy.

Trade Support and Services Department
The Trade Support and Services Department is responsible for processing Board Member cruise requests in accordance with this policy.

Legal Department
The Legal Department is responsible for ensuring compliance with all legal requirements including disclosure requirements.

Chairman and Chief Executive Officer
The Chairman and Chief Executive Officer is responsible for the approval of this policy, the administration of this policy and any amendments or exceptions to this policy.